ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and Board of Directors of Ableauctions.com, Inc.:

We have audited the accompanying consolidated balance sheet of Ableauctions.com, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether these financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and  its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

As described in note 3 to the consolidated financial statements, the accompanying consolidated financial statements of Ableauctions.com Inc. as of December 31, 2004 and for the year then ended has been restated.

On March 18, 2005 (March 30, 2006 as to the effects of the restatements described in note 3), we reported separately to the shareholders of Ableauction.com, Inc. on consolidated financial statements for the same period, audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) and prepared in accordance with accounting principles generally accepted in the United States of America.

“Cinnamon Jang Willoughby & Company”

Chartered Accountants

Burnaby, Canada

March 18, 2005 (except Note 3 which is as of March 30, 2006)

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.  Telephone: +1 604 435 4317.  Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of  International. A world-wide organization of accounting firms and business advisors

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
	2004 (As Restated -Note 3)	2003
ASSETS
Current
Cash and cash equivalents	$182,305	$738,226
Marketable securities	8,645,570	2,877,201
Accounts receivable – trade, net of allowance	861,439	467,195
Loans receivable	252,745	214,614
Inventory	961,345	411,966
Prepaid expenses	183,616	39,780
Current portion of notes receivable	71,544	78,416
	11,158,564	4,827,398
Notes Receivable (Note 4)	4,992	65,347
Intangible Assets (Note 5)	196,376	-
Investment In And Advances To Joint Venture (Note 6)	-	131,316
Property and Equipment (Note 7)	506,260	413,858

	$11,866,192	$5,437,919
LIABILITIES
Current
Accounts payable and accrued liabilities	$138,757	$182,170
Deferred revenue	52,425	55,098
	191,182	237,268
Long Term
Investor Deposit (Note 12)	100,254	-
	291,436	237,268
STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
61,621,065 common shares at December 31, 2004
49,845,020 common shares at December 31, 2003	61,621	49,845
Additional paid-in capital	36,751,076	30,972,186

Deferred Compensation	(15,954)	(46,161)
Deficit	(25,292,012)	(25,790,199)
Accumulated Other Comprehensive Income (Loss)	70,025	14,980
	11,574,756	5,200,651
Contingent Liabilities (Note 17)
	$11,866,192	$5,437,919

Approved By The Directors:

“Abdul Ladha”

“Barrett Sleeman”

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	YEAR ENDED DECEMBER 31
	2004 (As Restated -Note 3)	2003

Net Revenues
Sales & Commissions	$4,423,171	614,932

Cost Of Revenues	(3,141,596)	(175,171)
Gross Profit	1,281,575	439,761

Investment Income	650,795	60,095
	1,932,370	499,856

Operating Expenses
Accounting and legal	92,658	59,545
Advertising and promotion	119,876	62,733
Automobile and travel	70,223	17,542
Bad debts	231,743	82,814
Commission	316,847	7,219
Consulting	5,345	105,969
Depreciation and amortization of fixed assets	99,757	114,610
Insurance	14,330	51,317
Interest	-	8,177
Investor relations and shareholder information	29,791	3,568
Management fees, salaries and benefits	381,293	207,895
Office and administration	75,068	32,538
Rent, utilities and maintenance	130,042	79,396
Telephone and internet	90,436	60,681
	1,657,409	894,004
Income Before Other Items	274,961	(394,148)

Other Items
Share of net income of joint venture	5,670	30,362
Legal claim cost	(40,000)
Expense recovery	-	225,927
Foreign exchange gain (loss)	298,476	147,000
	264,146	403,289

Income From Continuing Operations	539,107	9,141
Gain On Disposition Of Subsidiaries And Businesses (Note 8)	13,832	180,115
Loss From Discontinued Operations	(54,752)	(44,740)

Income For The Year	$498,187	$144,516

Basic And Diluted Earnings Per Share
Income from continuing operations	$0.010	$0.000
Income for the year	$0.009	$0.004

Weighted Average Number Of Shares Outstanding	55,679,946	38,498,358

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	YEAR ENDED DECEMBER 31
	2004 (As Restated - Note 3)	2003

Income For The Year	$498,187	$144,516

Other Comprehensive Income, net of tax
Foreign currency translation adjustments	55,045	29,482

Consolidated Comprehensive Income	$553,232	$173,998

Basic And Diluted Comprehensive Income Per Share	$0.010	$0.005

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	YEAR ENDED DECEMBER 31
	2004 (As Restated - Note 3)	2003

Cash Flows From Operating Activities
Income (Loss) for the year from continuing operations	$539,107	$9,141
Non-cash items included in net loss:
Depreciation and amortization	99,757	114,610
Stock based compensation	65,957	193,529
Joint venture share of income	(5,670)	(30,362)
	699,151	286,918
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	(441,518)	(56,445)
(Increase) Decrease in inventory	(557,328)	(320,388)
Increase (Decrease) in prepaid expenses	(143,836)	(9,728)
Increase (Decrease) in accounts payable and accrued liabilities	32,223	(316,011)
Increase (Decrease) in deferred revenue	(2,673)	55,098
	(413,981)	(360,556)

Cash Flows From Investing Activities
Purchase of fixed assets, net	(192,159)	(13,518)
(Increase) Decrease in marketable securities	(5,768,369)	(2,877,201)
Proceeds on disposition of subsidiaries, net of cash divested	-	38,905
Loan advances	(116,518)	(251,726)
Investment in intangible assets	(196,376)	-
Investment in joint venture	136,986	46,019
Note receivable	81,059	38,828
	(6,055,377)	(3,018,693)

Cash Flows From Financing Activities
Advances from (repayments to) related party, net	-	(199,679)
Investor deposit received	100,254	-
Issuance of share capital	3,000,000	1,050,000
Exercise of warrants	555,151	337,820
Exercise of stock options	2,199,765	2,917,211
Share issuance costs	-	(195,079)
	5,855,170	3,910,273

Change In Cash And Cash Equivalents For The Year	(614,188)	531,024
Net Cash Used In Discontinued Operations	(5,157)	4,754
Cash And Cash Equivalents, Beginning Of Year	738,226	169,307
Effect Of Exchange Rates On Cash	63,424	33,141

Cash And Cash Equivalents, End Of Year	$182,305	$738,226

Supplemental Disclosures With Respect To Cash Flows (Note 13)

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

DECEMBER 31, 2004

(As Restated – Note 3)

				ACCUMULATED	DEFERRED
			ADDITIONAL	OTHER	OPTION		TOTAL
	COMMON STOCK		PAID-IN	COMPREHENSIVE	PLAN		STOCKHOLDERS’
	SHARES	AMOUNT	CAPITAL	INCOME	COMPENSATION	DEFICIT	EQUITY

Balance, December 31, 2002	28,726,449	28,726	26,741,337	(14,502)	(97,674)	(25,934,715)	723,172

Private placement (Note 10a)	2,400,000	$2,400	$1,047,600				1,050,000
Share issuance costs			(195,079)				(195,079)
Exercise of warrants	648,571	649	337,171				337,820
Exercise of stock options	18,070,000	18,070	2,899,141				2,917,211
Deferred option plan compensation			-		51,513		51,513
Stock based compensation			142,016				142,016
Translation adjustment				29,482			29,482
Income for the year						144,516	144,516

Balance, December 31, 2003	49,845,020	$49,845	$30,972,186	$14,980	$(46,161)	$(25,790,199)	$5,200,651

Private placement (Note 10b)	4,615,385	4,615	2,995,385				3,000,000
Warrants issued to agent			19,478				19,478
Share issuance costs			(19,478)				(19,478)
Exercise of warrants	760,660	761	554,390				555,151
Exercise of stock options	6,400,000	6,400	2,193,365				2,199,765
Deferred option plan compensation					30,207		30,207
Stock based compensation			35,750				35,750
Translation adjustment				55,045			55,045
Income for the year						498,187	498,187

Balance, December 31, 2004	61,621,065	$61,621	$36,751,076	$70,025	$(15,954)	(25,292,012)	$11,574,756

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company is high-tech auction technology company and a liquidator based in British Columbia, Canada with operations in the United States and Canada.  The Company earns revenues by broadcasting auctions live over the Internet, through the sale of merchandise from its liquidation operations, from the installation of Point-of-Sale software, and from its investment portfolio

The Company's operating subsidiaries at December 31, 2004 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business

            Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based liquidation business

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES

a)

Principles of Consolidation

These consolidated financial statements include the accounts of Ableauctions.com, Inc. and its wholly owned subsidiaries, from the dates of acquisition.

b)

Foreign Currency Translation

The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52").  Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates.  Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.  Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income.  Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

Financial statements of the Company's Canadian subsidiaries (see Note 1) are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities.  The Company's investments in the structural capital of the Canadian subsidiaries have been recorded at the historical cost in U.S. dollars.  The resulting gains or losses are reported as a separate component of stockholders' equity.   The functional currency of the Canadian subsidiaries, is the local currency, the Canadian dollar.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.

d)

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less.

e)

Marketable Securities

The company’s marketable securities consist of term deposits, bonds, income trusts and equity.  These investments are recorded on the balance sheet at fair value and are recorded on the statement of cash flows as a component of operating activities.  These investments represent a substantial portion of the company’s overall income, and accordingly unrealized and realized income and losses from these investments are included in the statement of operations.

f)

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, loans receivable, notes receivable, and accounts payable and accrued liabilities, approximated fair value at December 31, 2004.

g)

Inventory

Inventory is stated at the lower of cost and estimated net realizable value.

h)

Software Development

The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs.  Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred.  Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)

Property and Equipment, Depreciation and Amortization

Property and equipment are recorded at cost.  The cost of property and equipment is depreciated using the declining balance method at the following annual rates:

Furniture, fixtures and equipment	20%
Computer equipment	10%
Computer software	10%
Vehicles	30%

Leasehold improvements are amortized using the straight-line method over the terms of the leases.

Effective July 1, 2003, the Company decreased the amortization rates of the computer equipment and software from 30% to 10% to more accurately reflect the estimated useful lives of these assets.

j)

Intangible Assets

Intangible assets consist of a non-competition covenant, and are recorded at cost and amortized on a straight-line basis over the life of the agreement.

k)

Impairment of Long-Lived Assets

The Company periodically evaluates potential impairments of its long-lived assets, including intangibles.  When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets.  If these cash flows are less than the carrying value of the assets, the Company measures the impairment using discounted cash flows or other methods of determining fair value.

Long-lived assets to be disposed of are carried at the lower of cost or fair value less estimated costs of disposal.

l)

Investment in Joint Venture

The Company accounts for its investment in joint venture on an equity basis.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

m)

Revenue Recognition

The Company's net revenues result from fees and revenue associated with internet based listing fees and auction activities.  Internet related listing fees are derived principally from enabling independent auction houses to simultaneously broadcast their auctions over the Internet. These fees are recognized upon successful completion of each individual auction when the final terms of sales and commissions have been determined.

The Company generally earns revenues from its auction activities either through consignment sales, or through sales of inventory purchased by the Company.  For consignment sales, the Company earns auction fees charged to consignees, and buyer's premiums charged to purchasers, determined as a percentage of the sale price.  For inventory sales, the Company earns a profit or incurs a loss on the sale, to the extent the purchase price exceeds or is less than the purchase price paid for such inventory.

For each type of auction revenue, an invoice is rendered to the purchaser, and revenue is recognized by the Company, at the date of the auction.  The auction purchase creates a legal obligation upon the purchaser to take possession of, and pay for the merchandise.  This obligation generally provides the Company with reasonable assurance of collection of the sale proceeds, from which the Company's earnings are derived, including the fees from consignees and purchasers, as well as resale profits.

n)

Acquisitions and Goodwill

All business acquisitions have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill in the consolidated balance sheet.  The results of operations, changes in equity and cash flows of acquired companies are included in operations only for the period between the date of acquisition and the end of the financial year.

All goodwill arising from acquisitions of businesses was written off in previous periods.

o)

Advertising Costs

The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs".  As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

p)

Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").  Under SFAS 128, basic and diluted earnings per share are to be presented.  Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period.  Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

q)

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, based upon currently available information, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

r)

Segmented information

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards for reporting information about the operating and geographic segments of the Company's business.  Currently, the nature and extent of the Company's operations are such that it operates in only one reportable segment, as an auction house and liquidator.  Information regarding the Company's geographic segments is set forth in Note 19.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

s)

Stock Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."  Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company adopts the disclosure provisions of SFAS 123 for stock options granted to employees and directors.  The Company discloses on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes model.

3.     RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

During the year ended December 31, 2004, the company recorded marketable securities at cost.  While preparing its financial statements for the year ended December 31, 2005, it determined that the marketable securities should have been recorded at fair value.   The effect of the necessary restatement is an increase to the carrying amounts of marketable securities by $269,474 and to increase investment income by $269,474 for the fourth quarter of 2004.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

3.     RESTATEMENT (Continued)

Additionally, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain accounts receivable at December 31, 2004, which had been outstanding for over one year, should have been offset by an allowance for doubtful accounts.   The company has restated its 2004 financial statements to reflect a provision for bad debt related to these accounts.  The effect of this restatement is to decrease the carrying value of accounts receivable by $200,524, increase bad debts expense by $192,531, and decrease accumulated other comprehensive income by $7,991 for the fourth quarter.

The following presents the effect on the Company’s previously issued financial statements for the year ended December 31, 2004:

Balance Sheet as at December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 8,376,096	$ 269,474	$ 8,645,570
Accounts receivable – trade, net of allowance	1,061,963	(200,524)	861,439
Accumulated other comprehensive income (loss)	78,016	(7,991)	70,025
Deficit	(25,368,953)	76,941	(25,292,012)

Statement of operations for the year ended December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Bad debts	$ 39,212	$ 192,531	$ 231,743
Management fees, salaries and benefits	346,182	35,111	381,293
Expenses	1,469,767	187,642	1,657,409
Investment income	346,212	304,583	650,795
Income from continuing operations	462,166	76,941	539,107
Income for the year	421,246	76,941	498,187
Basic and diluted earnings per share – Income from continuing operations	0.008	0.002	0.010
Basic and diluted earnings per share – Income for the year	0.007	0.002	0.009

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

3.     RESTATEMENT (Continued)

Statement of comprehensive loss for the year ended December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Income for the year	$ 421,246	$ 76,941	$ 498,187
Other comprehensive income	63,036	(7,991)	55,045
Consolidated comprehensive income	484,282	68,950	553,232

Statement of cash flows for the year ended December 31, 2004:-

	Previously	Increase
	Reported	(Decrease)	Restated
Income (Loss) for the year from continuing operations	$ 462,166	$ 76,941	$ 539,107
(Increase) Decrease in marketable securities	(5,498,895)	(269,474)	(5,768,369)
(Increase) Decrease in accounts receivable	(642,042)	200,524	(441,518)
Change in cash and cash equivalents for the year	(622,179)	7,991	(614,188)
Effect of exchange rates on cash	71,415	(7,991)	63,424

The net effect of the correction is an increase of $76,941 in income from continuing operations, and a similar increase in the net income for the year.  As a result of the correction, the basic and diluted earnings per share also increased by $0.002 per share for income from continuing operations, and increased by $0.002 per share for the net income.

The changes to the figures for the 2004 year also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

4.

NOTE RECEIVABLE

	2004	2003

i) Note receivable, repayable $5,338 per month, without interest, due July 31, 2005, secured by the pledge and escrow to the Company of the shares from the purchaser of the assets of Able Auctions (1991) Ltd.	$63,432	$143,763

ii) Note receivable, repayable $750 CAN per month, without interest, due August 31, 2006, related to the discontinued operations of ANO as described in Note 8a.	13,104	-

Less: Current portion	(71,544)	(78,416)

	$4,992	$65,347

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

5.

INTANGIBLE ASSETS

Intangible assets are comprised of the following:

		2004
		ACCUMULATED
	COST	AMORTIZATION	NET

Non-competition agreement	$150,000	$41,667	$108,333
Intellectual property	88,043	-	88,043

	$238,043	$41,667	$196,376

Non-competition agreement consists of payments made to three former principals of a company that was a direct competitor of Ableauctions.  In consideration of payments received in 2004 for $150,000, the former principals agreed to cease any activities that directly compete with Ableauctions for a period of three years.  The cost is amortized on a straight-line basis over three years.

During the 2004 year, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company expects the final stage will be completed in the 2006 year, at which time they will start to amortize the costs over the estimated useful life of the technology.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

6.

INVESTMENT IN AND ADVANCES TO JOINT VENTURE

The Company has entered into a joint venture with three of its directors to acquire certain inventory for resale.  This arrangement was entered into by the Company with its directors due to the lack of capital available to finance the transaction.  Effective March 31, 2003, the Company’s share of the joint venture increased from 27% to 54%.  The Company paid $91,025 to the joint venture for its initial investment, and an additional amount of $60,000 for the increased investment.  Effective April 1, 2004, the Company purchased the remaining 46% interest of the joint venture from the directors for a total amount of $151,209, such that the Company assumed direct ownership of joint venture assets.

7.  PROPERTY AND EQUIPMENT

	2004			2003
		ACCUMULATED	NET BOOK	NET BOOK
	COST	DEPRECIATION	VALUE	VALUE

Furniture and fixtures	$81,517	$30,500	$51,017	$19,983
Computer equipment	1,162,532	817,727	344,805	286,601
Computer software	180,924	139,286	41,638	25,272
Vehicles	7,401	4,512	2,889	4,574
Leasehold improvements	103,948	38,037	65,911	77,428

	$1,536,322	$1,030,062	$506,260	$413,858

8.   DISCONTINUED OPERATIONS

a)

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $750 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $3,000 per month for a period of 2 years.  The minimum entitlement under the agreement of $13,553 ($18,000 CAN) has been recorded as Note Receivable.  The company reported a loss from discontinued operations of $54,752 in respect to the abandoned ANO business.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

8.

DISCONTINUED OPERATIONS (Continued)

b)

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s commercial/Industrial Auctions, Inc. (“Ehli’s”), for consideration of $154,000.  A balance of $94,000 was received in April 2003.  The remaining balance of $60,000 was settled as described in Note 13.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$139,658
Other assets	170,208
Liabilities	(412,899)

$(103,033)

The revenue and expenses of Ehli’s for the year ended December 31, 2002 have been presented as discontinued operations.

c)

During the year ended December 31, 2002, the Company disposed of certain of the assets and liabilities of its subsidiary company, Able Auctions (1991) Ltd.  The purchase price of $192,162 is payable $5,338 per month for three years, without interest, commencing October 1, 2002, and is evidenced by a promissory note and secured by the pledge and escrow of certain shares of Able Auctions (1991) Ltd.  The purchaser assumed all of the indebtedness, accounts receivable and inventory incurred with respect to the operation.

The carrying values of assets and liabilities of Able Auctions (1991) Ltd. that were sold were as follows:

Receivable	$41,744
Inventory	102,858
Other assets	186,696
Liabilities	(518,777)

$(187,479)

The revenues and expenses related to the above operation of Able Auctions (1991) Ltd. until August 1, 2002 are included in discontinued operations.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

8.

DISCONTINUED OPERATIONS (Continued)

The Company received additional proceeds of sale of $84,563 during the 2003 year, which have been included in Gain on Disposition of Subsidiaries.

d)

The Company abandoned its operations in Arizona and San Francisco in July 2002 and August 2002, respectively.

On July 17, 2002, the Company entered into an agreement to sell its Arizona building for $1,700,000.  The selling price for the Company’s entire Arizona property was $400,000 in cash, $1,000,000 by the assumption of a mortgage on the property, and the balance $287,500 as receivable, payable in May 2003.

9.

BUSINESS ACQUISITIONS

Effective September 1, 2003, the Company entered into agreements to acquire 100% of the shares of Rapidfusion Technologies Inc. (“Rapidfusion) for a purchase price of $10, 100% of the shares of 652297 B.C. Ltd. (ANO Office Automation (“ANO”)) for a purchase price of $5. There were no material assets acquired or liabilities assumed on the acquisition of Rapidfusion or ANO.

The consolidated statements of operations and deficit and cash flows include the results of operations and cash flows of Rapidfusion and ANO from the acquisition date.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

10.

WARRANTS

The Company has issued warrants entitling the holders to acquire common shares of the Company.  A summary of changes in unexercised warrants during the 2004 and 2003 years is presented below:

	Warrants	Warrants	Warrants	Warrants	Warrants
	@ $0.40	@ $0.54	@ $0.44	@ $0.80	@ $0.80
	(1)	(2)	(3)	(4)	(5)	Total

Outstanding, Dec 31, 2002	100,000					100,000
Granted during year		720,000	100,000			820,000
Exercised during year	(100,000)	(548,571)				(648,571)
Expired during year
Outstanding, Dec 31, 2003		171,429	100,000			271,429
Granted during year				1,384,615	100,000	1,484,615
Exercised during year		(71,429)	(100,000)	(489,231)	(100,000)	(760,660)
Expired during year
Outstanding, Dec 31, 2004		100,000		895,384		995,384

 (1) During the year ended December 31, 2002, the Company issued 100,000 warrants in exchange for legal services at a value of $17,730.  The warrants are convertible into common shares of the Company at a price of $0.40 per share up to June 30, 2004.  During the 2003 year all warrants were exercised.

(2) Exercisable until September 23, 2007, granted pursuant to private placement (Note 10(a))

(3) Exercisable until September 4, 2007, granted to agent for consulting services.

(4) Exercisable until December 30, 2007, granted pursuant to private placement (Note 10(b))

(5) Exercisable until December 30, 2007, granted to agent pursuant to private placement (Note 10(b))

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

11.

CAPITAL STOCK

a)

On September 23, 2003, the Company completed a private placement of 2,400,000 units at a price of $0.4375 per unit for gross proceeds of $1,050,000.  Each unit consists of one common share of the Company and 0.30 of a transferable share purchase warrant.  Each warrant entitles the holder to purchase one common share of the Company for a term of 4 years, at a price of $0.5429 a share.

b)

Effective December 30, 2003, the Company completed a private placement of 4,615,386 units at a price of $0.65 per unit for gross proceeds of $3,000,000. The full amount net of share issuance costs was received in January 2004, and was reported in the 2004 year.  Each unit consists of one common share of the Company and 0.30 of a transferable share purchase warrant.  Each warrant entitles the holder to purchase one common share of the Company for a term of 4 years, at a price of $0.8021 a share.  In connection with the private placement, the agent was granted broker warrants to acquire up to 100,000 common shares of the Company at an exercise price of $0.8021 per share for a term of 4 years.  The company recognizes share issue costs of $19,478 during the 2004 year, representing the estimated fair market value of the warrants.

12.

INVESTOR DEPOSIT

The balance of investor deposit at December 31, 2004 represents amounts received from investors for which shares have not been issued yet.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

13.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	2004	2003

Cash paid for income taxes	$-	$-

Cash paid for interest	$-	$8,520

During the year ended December 31, 2004:

a)

The Company recorded $65,957 as stock compensation expense.

During the year ended December 31, 2003:

a)

The Company recorded $193,529 as stock compensation expense.

b)

The Company acquired an additional interest in the joint venture described in Note 6 at a cost of $60,000 in consideration for which it cancelled a receivable for proceeds on the sale described in Note 8(b).

14.

INCOME TAXES

The Company has net operating losses carried forward of approximately $12,141,000 which expire in years ranging from 2007 to 2024.  The Company has provided a full valuation allowance of approximately $4,613,000 on the deferred tax asset because of the uncertainty of realizability.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

15.

RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the following payments were made to a company controlled by a director:

	2004	2003

Rent, leasehold improvements, and repairs and maintenance	$18,443	$72,200
Management fees	72,850	71,054

16.

STOCK BASED COMPENSATION

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".  Accordingly, compensation cost for employee stock options is measured as the excess, if any, of quoted market price of the Company's stock at the date of grant over the option price.

During the 2003 year, non-employee stock options were granted.  Total compensation costs of $142,016 were incurred based on options granted.  Options granted during the 2003 year vested immediately.  No non-employee stock options were granted during the 2004 year.

During the year ended December 31, 2004, stock based compensation expense of $65,957 (2003 - $193,529) was recognized in the consolidated statement of operations.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

16.

STOCK BASED COMPENSATION (Continued)

A summary of the Company's stock option plan and changes during 2004 and 2003 are presented below:

	2004		2003
		WEIGHTED		WEIGHTED
	NUMBER	AVERAGE	NUMBER	AVERAGE
	OF	EXERCISE	OF	EXERCISE
	SHARES	PRICE	SHARES	PRICE

Outstanding, beginning of year	2,545,000	$0.28	4,305,000	$0.10

Granted	13,857,050	0.40	16,310,000	0.20
Exercised	(6,400,000)	0.37	(18,070,000)	0.17
Forfeited/Cancelled	(80,050)	0.37	-

Outstanding, end of year	9,922,000	0.39	2,545,000	$0.28

Weighted average fair value of options granted during the year		$0.30		$0.01

The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

		AVERAGE
RANGE OF	WEIGHTED	REMAINING
EXERCISE	NUMBER	CONTRACTUAL	NUMBER
PRICE	OUTSTANDING	LIFE	EXERCISABLE

$0.15 – 0.25	1,015,000	4 years	1,015,000
0.36	3,357,000	4 years	2,107,000
0.40 – 0.50	5,550,000	4 years	2,300,000
	9,922,000		5,422,000

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

16.

STOCK BASED COMPENSATION (Continued)

Compensation

Had compensation cost been recognized in respect to employee stock options on the basis of fair value, pursuant to Statement of Financial Accounting Standards No. 123, net income (loss) and income (loss) per share would have been adjusted as follows:

	2004	2003

Income for the year
As reported	$498,187	$144,516

Pro-Forma	$280,763	$79,515

Basic and diluted earnings per share
As reported	$0.009	$0.004

Pro-Forma	$0.005	$0.002

The fair value of employee options granted during the 2004 year was estimated using the Black-Scholes option pricing model assuming a dividend yield of 0.0%, expected volatility of 82%, risk free interest rate of 4% and weighted average expected option terms of 5 years

The fair value of employee and non-employee options granted during the 2003 year was estimated using the Black-Scholes option pricing model assuming a dividend yield of 0.0%, expected volatility of 40%, risk free interest rate of 1% and weighted average expected option terms of 5 years.

17.

CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business.  Except as disclosed below, in managements opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade creditors of its wholly-owned US subsidiary.  The ultimate liability, if any, arising from this action is not presently determinable and will be recorded at the time of that determination.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

17.

CONTINGENT LIABILITIES (Continued)

c)

The Company has commenced a lawsuit against a former officer for breach of fiduciary duty.  Any gain arising from this action is not presently determinable and will be recorded at the time of that determination.

18.

SUBSEQUENT EVENTS

a)

Subsequent to December 31, 2004, the Company, through its assignee and wholly owned subsidiary, 0716590 B.C. Ltd., exercised its option to purchase the commercial building and property that the Company currently leases for its head office.  The property was purchased from a private company that was wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316 ($2,750,000 CAN).

b)

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer for breach of fiduciary duty.  Subsequent to December 31, 2004, the lawsuit has been settled in favor of the Company and iCollector.  The Company and iCollector were awarded a total of $417,300 in damages.

19.

SEGMENTED INFORMATION

The external sales and long-lived assets of the Company's businesses by geographical region are summarized below:

	2004	2003

External Sales
United States	$3,511,671	$27,910
Canada	911,500	587,022

	$4,423,171	$614,932

Long-Lived Assets
United States	$108,333	$-
Canada	599,295	610,521

	$707,628	$610,521

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

20.

RECENT ACCOUNTING PRONOUNCEMENTS

Certain new pronouncements were issued by the Financial Accounting Standards Board ("FASB") during the 2004 and 2003 years:

i)   In April of 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (Amendment of Statement 133 on Derivative Instruments and Hedging Activities) ("SFAS 149").  SFAS 149 amends SFAS 133, in requiring that contracts with comparable characteristics be accounted for similarly, and clarifies when a derivative contains a financing component requiring special reporting.  SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, and must be applied prospectively.

ii)   In May of 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity) ("SFAS 150").  SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively.

iii)  In January of 2003, the FASB issued Interpretation No. 46 ("FIN 46"), (Consolidation of Variable Interest Entities).  FIN 46 requires all companies with variable interests in entities created after January 31, 2003 to apply its provisions to those entities immediately.  In December 2003, the FASB issued a revised Interpretation "FIN 46R".  Under the revised Interpretation, an entity deemed to be a business, based on certain specified criteria, need not be evaluated to determine if it is a Variable Interest Entity.  The Company must apply the provisions to variable interests held in all variable interest entities during the year ended on December 31, 2004.

The adoption of these pronouncements has had no significant impact on the financial statements of the Company.